                                SCHEDULE 14A
                               (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [_]

     Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                CARDIMA, INC.
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
(5)  Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing Party:

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(4)  Date Filed:

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

                                 CARDIMA, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                           TO BE HELD JUNE 23, 1999

   Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Cardima, Inc., a Delaware corporation (the "Company"), will be held at the principal executive offices of the Company, located at 47266 Benicia Street, Fremont, California 94538 on Wednesday June 23, 1999, at 9:00 a.m., local time, for the following purposes:

  1. To elect a Board of five (5) directors of the Company to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

  2. To ratify and approve an amendment to the Company's 1993 Stock Option Plan to increase the numbers of shares reserved for issuance thereunder by 2,000,000.

  3. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999;

  4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

   The Board of Directors has fixed the close of business on April 25, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors,

                                          Ronald E. Bourquin
                                          Secretary

Fremont, California
April 30, 1999


                                   IMPORTANT

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                        THANK YOU FOR ACTING PROMPTLY.

                                 CARDIMA, INC.
                47266 BENICIA STREET, FREMONT, CALIFORNIA 94538

                                PROXY STATEMENT

GENERAL

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Cardima, Inc., a Delaware corporation (the "Company"), of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the principal executive offices of the Company, located at 47266 Benicia Street, Fremont, California 94538 on Wednesday June 23, 1999 at 9:00 a.m., local time, and any adjournment or postponement thereof.

   This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Stockholders for the year ended December 31, 1998, including financial statements, were first mailed to stockholders entitled to vote at the meeting on or about May 21, 1999.

REVOCABILITY OF PROXIES

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Phillip C. Radlick, Ph.D. or Ronald E. Bourquin, Inspectors of Election) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

RECORD DATE; VOTING SECURITIES

   The close of business on April 26, 1999 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 16,238,021 shares of Common Stock outstanding held by approximately 4,200 stockholders.

VOTING AND SOLICITATION

   Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. Shares of Common Stock may not be voted cumulatively.

   Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspectors of Elections (the "Inspectors") with the assistance of the Company's transfer agent. The Inspectors will also determine whether or not a quorum is present. The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present as required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as such shall have the effect of counting as votes against any matter submitted to the stockholders for a vote. Any proxy that is returned unmarked as to a particular item will be voted FOR the election of directors, FOR the amendment of the 1993 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 2,000,000, FOR ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

   The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically, by facsimile or via electronic mail through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

     DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

   Proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than January 21, 2000.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

   At the Annual Meeting, the stockholders will elect a Board of five (5) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the nominees named below will be unable or unwilling to serve as a director if elected.

   Assuming a quorum is present, the five nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted FOR the election of each of the five nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

   The names of the nominees, their ages as of March 31, 1999 and certain other information about them are set forth below:

                                                                      DIRECTOR
 NAME OF NOMINEE             AGE        PRINCIPAL OCCUPATION           SINCE
 ---------------             ---        --------------------          --------
 Phillip C. Radlick, Ph.D...  61 President and Chief Executive          1994
                                 Officer of the Company

 Gabriel B. Vegh............  59 Executive Vice President and Chief     1992
                                 Operating Officer of the Company

 Michael J.F. Du Cros.......  61 Partner of Atlas Venture and           1997
                                 General Partner of Aspen Venture
                                 Partners, L.P.

 Neville J. Jeharajah.......  46 Vice President of Financial            1998
                                 Planning and Investor Relations of
                                 Baxter International, Inc.

 Charles P. Waite, Jr.......  43 General Partner of Olympic Venture     1996
                                 Partners

   There are no family relationships among any of the directors or executive officers of the Company.

   Dr. Radlick has been the President, Chief Executive Officer and a Director of Cardima since November 1994. Prior to joining the Company, from November 1992 until October 1994, Dr. Radlick was the President and Chief Executive Officer of Hepatix, Inc., a start-up medical device company. From November 1986 until November 1992, Dr. Radlick was the President of Edward's Cardiovascular Surgery Division, a division of Baxter Healthcare responsible for the development, manufacture and sale of cardiovascular products. Dr. Radlick received a B.S. in Chemistry and a Ph.D. in Organic Chemistry from the University of California, Los Angeles.

   Mr. Vegh, the founder of the Company, has been a Director of Cardima since November 1992. Mr. Vegh has been the Chief Operating Officer of Cardima since November 1994, and its Executive Vice President since January 1995. From May 1993 until November 1994, Mr. Vegh was the Company's President, and from May 1993 until July 1996, he served as the Company's Chief Financial Officer. Prior to joining the Company, from August 1985 until May 1993, Mr. Vegh was the Vice President, Operations of Target Therapeutics, Inc. ("Target," now a division of Boston Scientific Corporation ("Boston Scientific")); and from February 1983 until August 1985, Mr. Vegh was General Manager, Pilot Operations of Advanced Cardiovascular Systems, Inc. ("ACS," now a division of Guidant Corporation). Mr. Vegh received a B.S. in Mechanical Engineering from the New Jersey Institute of Technology.

   Mr. Du Cros has served as a Director of Cardima since March 1997. Mr. Du Cros has served as a partner of Atlas Venture, a venture capital firm, since 1993, and as a general partner of Aspen Venture Partners, L.P., a limited partnership formed to carry on the venture capital activities of 3i Ventures in the United States, since 1991. Mr. Du Cros served as Chief Executive Officer of Protein Databases, Inc., a life sciences instrumentation company, from 1984 to 1988. Mr. Du Cros received a B.Sc. in Industrial Chemistry from the City University of London.

   Mr. Jeharajah has served as a Director of Cardima since May 1998. Mr. Jeharajah has served as the Vice President of Financial Planning and Investor Relations of Baxter International, Inc. (Baxter), an international cardiovascular company, since 1994. Mr. Jeharajah has been with Baxter since 1982. Mr. Jeharajah received a B.S. in Philosophy from Jnana Deepa Vidyapeeth Pune, India and a B.S. in accounting from Institute of Cost and Management, United Kingdom. Mr. Jeharajah also received an M.B.A. from Claremont University in California.

   Mr. Waite has served as a Director of Cardima since February 1996. Mr. Waite joined Olympic Venture Partners, a venture capital firm, as a general partner in 1987, having previously been a general partner at Hambrecht & Quist Venture Partners from 1984 to 1987. Mr. Waite also serves as a director of CellPro, Inc., a biotechnology company and Verity, Inc., which develops and markets tools for locating information on the Internet and other databases. He received an A.B. in History from Kenyon College and a M.B.A. from Harvard University.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

   During the period from January 1, 1998 through December 31, 1998 (the "last fiscal year"), the Board met 5 times and no director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he serves. The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board will consider nominations from stockholders, which should be addressed to Ronald E. Bourquin at the Company's address set forth above.

   The Audit Committee currently consists of directors Michael J.F. Du Cros and Neville J. Jeharajah and held one meeting during the last fiscal year. The Audit Committee recommends the engagement of the firm of certified public accountants to audit the financial statements of the Company and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls.

   The Compensation Committee currently consists of directors Michael J.F. Du Cros and Charles P. Waite, Jr., and held one meeting during the last fiscal year. Its functions are to establish and administer the Company's policies regarding annual executive salaries and cash incentives and long-term equity incentives. The Compensation Committee administers the Company's 1993 Stock Option Plan, 1997 Directors' Stock Option Plan and 1997 Employee Stock Purchase Plan.

COMPENSATION OF DIRECTORS

   Directors currently receive no cash fees for services provided in that capacity but are reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Board. The Company's 1997 Directors' Stock Option Plan (the "Directors' Plan") provides that each person who becomes a non-employee director of the Company will be granted a nonstatutory stock option to purchase 20,000 shares of Common Stock on the date on which such person first becomes a non-employee director of the Company. This initial grant is exercisable in installments of 25% of the total shares on the subsequent four anniversary dates of the grant. In addition, on the date of each annual meeting of the Company's stockholders at which such director is reelected, each such non-employee director shall be granted an additional option to purchase 2,000 shares of Common Stock if, on such date, he or she shall have served on the Company's Board of Directors for at least three months during the current fiscal year, such option will become exercisable in full on the first anniversary of its date of grant. Each of the nominees for director will have served for more than three months at the time of the Annual Meeting, and so each will receive options to purchase 2,000 shares of the Company's Common Stock under the Directors' Plan if they are re-elected to the Board at the Annual Meeting. As of April 25, 1999 no shares had been issued under this plan.

RECOMMENDATION OF THE BOARD:

   THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                PROPOSAL NO. 2

                    INCREASE IN NUMBER OF SHARES AUTHORIZED
                 UNDER THE COMPANY'S 1993 INCENTIVE STOCK PLAN

   The Company's Board of Directors and stockholders have previously adopted and approved the 1993 Incentive Stock Plan (the "Stock Plan"). A total of 1,793,685 shares of Common Stock have been reserved for issuance under the Stock Plan, and only 436,079 shares were available for future grant as of the Record Date. The number of shares reserved for issuance under the Stock Plan is automatically increased, on the first day of trading for the five years from 1998 through 2002, by an amount equal to three percent of the outstanding shares of Common Stock on such date, but in no event shall such increase exceed 300,000 shares of Common Stock. In March 1999, the Board of Directors authorized an amendment to the Stock Plan, subject to stockholder approval, to increase the shares reserved for issuance thereunder by 2,000,000, bringing the total number of shares issuable under the Stock Plan to 3,793,685.

   At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment of the Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder. The Board of Directors believes that the amendment is necessary to enable the Company to, among other things, continue its policy of employee stock ownership as a means to motivate high levels of performance and to recognize key employee accomplishments. A summary of the Stock Plan is set forth below.

SUMMARY OF THE STOCK PLAN

   General. The Stock Plan was originally adopted by the Board of Directors (the "Board") in June 1993 and approved by the stockholders in August 1995. The Stock Plan was subsequently amended by the Board of Directors in June 1996 and such amendment was approved by the stockholders in March 1997. The Stock Plan authorizes the Board, or one or more committees which the Board may appoint from among its members (the "Committee"), to grant options to purchase Common Stock. Options granted under the Stock Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options, as determined by the Board or the Committee.

   Purpose. The general purpose of the Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of the Company's business.

   Administration. The Stock Plan may be administered by the Board or a Committee. Subject to the other provisions of the Stock Plan, the Administrator has the authority: (i) to determine the fair market value; (ii) to select the employees or consultants to whom options may be granted under the Stock Plan; (iii) to determine the number of shares of Common Stock to be covered by each option granted under the Stock Plan; (iv) to approve forms of agreement for use under the Stock Plan; (v) to determine the terms and conditions of the option , not inconsistent with the terms of the Stock Plan, granted under the Stock Plan, including the exercise price, the time or times when options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any option or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine; (vi) to reduce the exercise price of any option to the then current fair market value if the fair market value of the Common Stock covered by such option shall have declined since the date the option was granted; (vii) to construe and interpret the terms of the Stock Plan and awards granted pursuant to the Stock Plan; (viii) to prescribe, amend and rescind rules and regulations relating to the Stock Plan; (ix) to modify or amend each option, including the discretionary authority to extend the post-termination exercisability period of options longer than is otherwise provided for in the Stock Plan; (x) to allow optionees to satisfy withholding tax obligations by electing to have the Company withhold from the shares to be issued upon exercise of an option that number of shares having a fair market value equal to the amount required to be withheld; (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an option previously granted by the Administrator; and (xii) to make all other determinations deemed necessary or advisable for administering the Stock Plan.

   Eligibility. The Stock Plan provides that options may be granted to the Company's employees and independent contractors, including members of the Board who are not employees of the Company. Incentive stock options may be granted only to employees. Any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company (a "10% Stockholder") is not eligible for the grant of an incentive stock option unless the exercise price of the option is at least 110% of the fair market value of the Common Stock on the date of grant.

   Terms and Conditions of options. Each option granted under the Stock Plan is evidenced by a written stock option agreement between the optionee and the Company and is subject to the following terms and conditions:

   (a) Exercise Price. The Board or the Committee determines the exercise price of options to purchase shares of Common Stock at the time the options are granted. However, excluding options issued to 10% Stockholders, the exercise price under an incentive stock option must not be less than 100% of the fair market value of the Common Stock on the date the option is granted. If the Common Stock is listed on any established stock exchange or a national market system, the fair market value shall be the closing sale price for such stock (or sale price for the last preceding date for which quotations exist if no sales were reported) on the date the option is granted. If the Common Stock is traded on the over-the-counter market, the fair market value shall be the closing sale price for such stock (or sale price for the last preceding date for which quotations exist if no sales were reported) on the date the option is granted.

   (b) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may be made by cash, check, promissory note, other shares of Common Stock of the Company owned by the optionee, consideration received by the Company under a formal cashless exercise program adopted by the Company, or by a combination thereof.

   (c) Exercise of the option. Each stock option agreement specifies the term of the option and the date when the option is to become exercisable. However, in no event shall an option granted under the Stock Plan be exercised more than 10 years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% Stockholder, the term of the option shall be for no more than five years from the date of grant.

   (d) Termination of Employment. If an optionee's employment terminates for any reason (other than death or permanent disability), then all options held by such optionee under the Stock Plan expire upon the earlier of (i) such period of time as is set forth in his or her option agreement (but not to exceed ninety days after the termination of his or her employment in the event of an incentive stock option) or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

   (e) Disability. If an employee is unable to continue employment with the Company as a result of disability (as defined in the Stock Plan), then all options held by such optionee under the Stock Plan shall expire upon the earlier of (i) six months after the date of termination of the optionee's employment or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

   (f) Permanent Disability. If an employee is unable to continue employment with the Company as a result of permanent and total disability (as defined in the Stock Plan), then all options held by such optionee under the Stock Plan shall expire upon the earlier of (i) 12 months after the date of termination of the optionee's employment or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

   (g) Death. If an optionee dies while employed by the Company, his or her option shall expire upon the earlier of (i) 12 months after the optionee's death or (ii) the expiration date of the option. The executors or other legal representative or the optionee may exercise all or part of the optionee's option at any time before such expiration to the extent that such option was exercisable at the time of death.

   (h) Termination of options. Each stock option agreement will specify the term of the option and the date when all or any installment of the option is to become exercisable. Notwithstanding the foregoing, however, the term of any incentive stock option shall not exceed 10 years from the date of grant. No options may be exercised by any person after the expiration of its term.

   (i) Nontransferability of options. Unless determined otherwise by the Administrator, during an optionee's lifetime, his or her option(s) shall be exercisable only by the optionee and shall not be transferable other than by will or laws of descent and distribution.

   (j) Value Limitation. If the aggregate fair market value of all shares of Common Stock subject to an optionee's incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory options.

   (k) Other Provisions. The stock option agreement may contain such terms, provisions and conditions not inconsistent with the Stock Plan as may be determined by the Board or Committee.

   Adjustment upon Changes in Capitalization, Corporate Transactions. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, recapitalization or other change in the capital structure of the Company, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Stock Plan, the number and class of shares of stock subject to any option outstanding under the Stock Plan, and the exercise price of any such outstanding option. Any such adjustment shall be made upon approval of the Board and, if required, the stockholders of the Company, whose determination shall be conclusive. Notwithstanding the above, in connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, the exercisability of all outstanding options shall be accelerated. To the extent they have not been previously exercised, options shall terminate upon consummation of the proposed action.

   Amendment, Suspensions and Termination of the Stock Plan. The Board may amend, suspend or terminate the Stock Plan at any time; provided, however, that the Company shall obtain stockholder approval of any amendment to the extent necessary and desirable to comply with Section 422 of the Code or any other applicable rule or statute. In any event, the Stock Plan will terminate automatically in 2006.

   Federal Tax Information. Options granted under the Stock Plan may be either incentive stock options, as defined in Section 422 of the Code, or nonstatutory options.

   An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

   All other options which do not quality as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

   Subject to Section 162(m) of the Code, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

   The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Stock Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

VOTE REQUIRED

   The approval of the amendment of the Stock Plan requires the affirmative vote of a majority of the shares of the Company's Common Stock present and voting at the Annual Meeting.

RECOMMENDATION OF THE BOARD:

        THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE AMENDMENT OF THE INCENTIVE STOCK PLAN SET FORTH HEREIN.

                                PROPOSAL NO. 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   Ernst & Young LLP has served as the Company's independent auditors since 1993 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 1999. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors.

   A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD:

              THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
         APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT
            AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

      COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information that has been provided to the Company with respect to beneficial ownership of shares of the Company's Common Stock as of March 31, 1999 for (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee of the Company, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the "Named Executive Officers"), and (iv) all directors and executive officers of the Company as a group.

                                                         SHARES    PERCENT OF
                                                      BENEFICIALLY   COMMON
NAME AND ADDRESS                                        OWNED(1)   STOCK(1)(2)
----------------                                      ------------ -----------
Kleiner Perkins Caufield & Byers VI(3) ..............  1,252,056       7.7%
 2750 Sand Hill Road
 Menlo Park, CA 94025

The Goldman Sachs Group, L.P.(4).....................  1,132,050      6.98
 85 Broad Street
 New York, NY 10004

Atlas Venture(5).....................................    554,373       3.4
 222 Berkeley Street
 Boston, MA 02116

Phillip C. Radlick, Ph.D.(6).........................    229,601       1.4
Gabriel B. Vegh(7)...................................    288,075       1.8
Allan L. Abati, Ph.D.(8).............................     67,571         *
David A. Smith(9)....................................    106,928         *
Ronald E. Bourquin(10)...............................     52,128         *
Joseph S. Lacob(3)...................................  1,252,056       7.6
Michael J.F. Du Cros(5)..............................    554,373       3.4
Neville J. Jeharajah.................................        --        --
Charles P. Waite, Jr. (11)...........................    443,500       2.7
All Directors and executive officers as a group (11
 persons)(12)........................................  1,865,730      11.1

--------
   * Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In determining the number of shares beneficially owned by a person, options or warrants to purchase Common Stock held by that person that are currently exercisable, or become exercisable within 60 days following March 31, 1999, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. The Company believes that all of the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (2) As of March 31, 1999, 16,238,021 shares of Common Stock were issued and outstanding.

 (3) Includes 317,321 shares issuable upon the exercise of outstanding warrants held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"), and exercisable within 60 days of March 31, 1999. Joseph S. Lacob is a general partner of KPCB VI Associates, L.P., the general partner of Kleiner Perkins Caufield & Byers VI, L.P., and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Lacob disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

 (4) Represents 1,132,050 shares owned by certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partner, managing general partner or investment manager.

   Includes 710,248 shares held by GS Capital Partners II, L.P., 282,333 shares held by GS Capital Partners II Offshore, L.P., 26,151 shares held by Goldman, Sachs & Co. Verwaltungs GmbH, 76,280 shares held by Stone Street Fund 1997, L.P. and 37,038 shares held by Bridge Street Fund 1997, L.P. Each of such investment partnership shares voting and investment power with certain of its respective affiliates.

 (5) Includes 304,907 shares held by Atlas Venture Fund II, L.P. and 249,466 shares held by Atlas Venture Europe Fund B.V. Mr. Du Cros, a director of the Company, is a limited partner of Atlas Venture Associates II, L.P., the general partner of Atlas Venture Fund II, L.P. The shares of each of these funds may be deemed to be beneficially owned by the others, because the parent entity of Atlas Venture Europe Fund B.V., Atlas Investerings Groep N.V., holds an approximate 80% interest in Atlas Venture Fund II, L.P. Mr. Du Cros disclaims beneficial ownership of such shares except to the extent of his pecuniary interests.

 (6) Includes 228,601 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

 (7) Includes 37,301 shares held by Gabriel B. Vegh and Kathleen G. Vegh, tenants in common and 161,934 shares issuable upon exercise of options within 60 days of March 31, 1999.

 (8) Includes 67,571 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

 (9) Includes 98,144 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

(10) Includes 50,576 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

(11) Includes 421,326 shares held by Olympic Venture Partners III, L.P. and 22,174 shares held by OVP III Entrepreneurs Fund. Mr. Waite, a director of the Company, is a general partner Olympic Venture Partners III, L.P., the general partner of Olympic Venture Partners III, L.P. and OVP III Entrepreneurs Fund, and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Waite disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares. Olympic Venture Partners is located at 2420 Carillon Point, Kirkland, Washington 98033.

(12) Includes shares referred to in footnotes (3) and (5)-(11).

                      COMPENSATION OF EXECUTIVE OFFICERS

   The following table shows the compensation received by (a) the individual who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1998; (b) the four other most highly compensated individuals who served as an executive officer of the Company during the fiscal year ended December 31, 1998; and (c) the compensation received by each such individual for the Company's preceding fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                                                       COMPENSATION
                                                      ---------------
                                         ANNUAL
                                      COMPENSATION        AWARDS
                                   ------------------ ---------------
                                                        SECURITIES
NAME & PRINCIPAL          FISCAL                        UNDERLYING       ALL OTHER
POSITION                   YEAR    SALARY($) BONUS($) OPTIONS/SARS(#) COMPENSATION($)
----------------          ------   --------- -------- --------------- ---------------
                                      (1)      (2)                          (3)
Phillip C. Radlick,
 Ph.D. (4)..............   1998     225,456   50,000          --              --
 President, Chief
 Executive                 1997     195,344   25,000       75,000             --
 Officer and Director      1996     177,832   25,000      127,559          29,718

Gabriel B. Vegh (5).....   1998     187,875   35,000          --              --
 Executive Vice
 President, Chief
 Operating                 1997     175,417      --        75,000             --
 Officer and Director      1996     166,561   60,000      127,559             --

Allan L. Abati, Ph.D....   1998     146,679      --           --              --
 Vice President,
 Regulatory Affairs,       1997     140,385      --        15,000             --
 Clinical Programs and
 Quality Assurance         1996(6)  116,383      --        60,696         111,884

David A. Smith..........   1998     130,590   35,000          --              --
 Vice President,           1997     126,948      --        15,000             --
 World Wide Sales          1996(6)  100,487      --        48,557          62,762

Ronald E. Bourquin .....   1998     125,549   25,000          --              --
 Vice President and        1997     115,830   15,000       15,000             --
 Chief Financial Officer   1996(6)   44,851   15,000       43,701             --

--------
(1) Includes amounts deferred under the Company's 401(k) plan.

(2) Includes bonuses earned in the indicated year and paid in the subsequent year. Excludes bonuses paid in the indicated year but earned in the preceding year.

(3) Stated amounts represent (a) a relocation expense reimbursement in the amount of $29,718 to Dr. Radlick and (b) a relocation expense reimbursement in the amount of $111,884 to Dr. Abati (c) a relocation expense reimbursement in the amount of $62,762 to Mr. Smith.

(4) In October, 1994, the Company entered into an employment agreement with Dr. Radlick which provides for, among other things, an annual salary of $175,000, bonus compensation as may from time to time be awarded by the Board of Directors and participation in all employee benefit plans sponsored by the Company. Additionally, if Dr. Radlick's employment is terminated other than for "good cause" (as defined in the employment agreement), Dr. Radlick shall immediately resign from all positions with the Company and enter into a six month consulting arrangement with the Company. Stock options held by Dr. Radlick would continue to vest over such six month period. Under this consulting arrangement, Dr. Radlick would be paid a consulting fee in an amount equal to the salary in effect at the time of his resignation, and would be eligible to continue to receive Company benefits. If Dr. Radlick were to obtain new employment during such period, the consulting fee payable to Dr. Radlick would be reduced by the amount of compensation payable to Dr. Radlick under such new arrangement.

(5) In May 1993, the Company entered into an employment agreement with Mr. Vegh which provides for, among other things, an annual salary, bonus compensation as may from time to time be awarded by the Board of Directors and participation in all employee benefit plans sponsored by the Company. Additionally, if Mr. Vegh's employment is terminated other than for "good cause" (as defined in the employment agreement), Mr. Vegh shall immediately resign from all positions with the Company and enter into a six month consulting arrangement with the Company. Stock options held by Mr. Vegh would continue to vest over such six month period. Under this consulting arrangement, Mr. Vegh would be paid a consulting fee in an amount equal to the salary in effect at the time of his resignation, and would be eligible to continue to receive Company benefits. If Mr. Vegh were to obtain new employment during such period, the consulting fee payable to Mr. Vegh would be reduced by the amount of compensation payable to Mr. Vegh under such new arrangement and the continued vesting of his option would terminate.

(6) Dr. Abati, Mr. Smith and Mr. Bourquin joined the Company on February 15, 1996, March 5, 1996 and July 31, 1996, respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

   The Company granted stock options representing 290,783 shares of the Company's Common Stock to employees in the last fiscal year, none of which were granted to the named Executive Officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

   The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 1998. In addition, the table sets forth the number of shares covered by stock options as of the fiscal year ended December 31, 1998 and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year ended December 31, 1998.

                                                    NUMBER OF
                                                   UNEXERCISED
                                                 OPTIONS/SARS AT      VALUE OF UNEXERCISED
                                                   FISCAL YEAR            IN-THE-MONEY
                           SHARES                     END(#)            OPTIONS/SARS AT
                         ACQUIRED ON    VALUE      EXERCISABLE/        FISCAL YEAR END($)
NAME                     EXERCISE(#) REALIZED($)  UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----                     ----------- ----------- ---------------- ----------------------------
Phillip C. Radlick,
 Ph.D...................     --          --      220,789 / 48,437        $273,497 / $0
Gabriel B. Vegh.........     --          --      154,122 / 48,437        $164,296 / $0
Allan L. Abati, Ph.D....     --          --       66,009 /  9,687        $122,417 / $0
David A. Smith..........     --          --       53,270 /  9,687        $ 97,934 / $0
Ronald E. Bourquin......     --          --       49,014 /  9,687        $ 40,992 / $0

--------
(1) Based on the $2.688 per share closing price of the Company's Common Stock on the Nasdaq National Market on December 31, 1998, less the exercise price of the options.

   Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The following is a report of the Compensation Committee of the Board (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended December 31, 1998. The Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

GENERAL COMPENSATION POLICY

   Under the supervision of the Board, the Company's compensation policy is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. It is the objective of the Board to have a portion of each executive's compensation contingent upon the Company's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of two elements: (i) base salary which reflects individual performance and expertise, and (ii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Additionally, some executives are eligible for variable bonus awards payable in cash which are tied to the achievement of certain performance goals that the Board establishes from time to time for the Company.

   The summary below describes in more detail the factors which the Board considers in establishing each of the three primary components of the compensation package provided to the executive officers.

BASE SALARY

   The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

CASH-BASED INCENTIVE COMPENSATION

   Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and the Company's success in achieving specific Company-wide goals, such as customer satisfaction, revenue growth and earnings growth.

LONG-TERM INCENTIVE COMPENSATION

   The Company has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the Board take the form of stock options designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of the Company's stockholders. Factors considered in making such awards include the individual's position in the Company, his or her performance and responsibilities, and internal comparability considerations.

   Each option grant allows the executive officer to acquire shares of the Company's Common Stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's service, and then only if the market price of the Common Stock appreciates over the option term.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

   Phillip C. Radlick has served as the Company's President and Chief Executive Officer since November 1994. His base salary for fiscal 1998 was $225,456. Other compensation paid to Dr. Radlick included a bonus based on his performance to objectives as set by the Board and relocation benefits as set forth in Dr. Radlick's employment agreement.

   The factors discussed above in "Base Salary," "Cash-Based Incentive Compensation," and "Long-Term Incentive Compensation" were applied by the Compensation Committee in establishing the amount of Dr. Radlick's salary and stock option grant. Dr. Radlick did not participate in any decisions related to his compensation. Significant factors the Compensation Committee considered in establishing Dr. Radlick's compensation included his individual performance, the achievement of specific objectives including clinical milestones achieved and performance to plan for the year. The Committee felt Dr. Radlick's performance in these areas contributed to achieving a majority of these objectives and, accordingly, exercised its judgment in awarding the salary increase and bonus shown in the Summary Compensation Table.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

   The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under the Company's 1993 Stock Option Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

                                          Compensation Committee:

                                          Michael J.F. Du Cros
                                          Charles P. Waite, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee of the Board of Directors currently consists of Michael J.F. Du Cros and Charles P. Waite, Jr. The Compensation Committee met once in the fiscal year 1998. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of any other entity.

                         TRANSACTIONS WITH MANAGEMENT

   In October 1996, the Company entered into a $2.5 million convertible note purchase agreement with certain of its existing investors, including Gabriel
B. Vegh, Executive Vice President, Chief Operating Officer and a Director of the Company. Mr. Vegh loaned the Company $14,750, plus interest, as his portion of the $2.5 million note purchase agreement. Upon closing of the Company's sale of shares of its Series E Convertible Preferred Stock, the $14,750 plus accrued interest converted to 2,605 shares of the Company's Series E Convertible Preferred Stock. During the period from November 1996 to January 1997, the Company borrowed a total of $2.5 million under this convertible note purchase agreement at an annual interest rate equal to the applicable Internal Revenue Service imputed rate in effect at the time of the borrowing. In March 1997, the holders of these notes converted the principal amount of these notes, together with accrued interest, into 440,963 shares of Series E Preferred Stock.

   In February 1997, the Company entered into a convertible note purchase agreement with certain investors and borrowed $750,000 under this convertible note purchase agreement at an annual interest rate of 5.66%. In March 1997, the holders of these notes converted the principal amount of these notes, together with accrued interest, into 130,955 shares of the Company's Series E Convertible Preferred Stock. At such time, an additional 1,784,823 shares of Series E Convertible Preferred Stock were issued and sold to certain investors at a purchase price of $5.74 per share.

   In December 1997, the Company loaned $300,000 to Phillip C. Radlick, Ph.D., its President and Chief Executive Officer, to facilitate the purchase of a principal residence in the Bay Area. The note bears interest at the minimum applicable federal rate and matures in December 2001. As security interest, Dr. Radlick granted the Company a security interest in his vested stock options. Currently, there is approximately $320,000 outstanding on the note.

   During 1997, the Company engaged the services of Armus Corporation and paid Armus a total of $67,484 for consulting services. Gabriel B. Vegh, a director of the Company and the Company's Executive Vice President and Chief Operating Officer, was a beneficial owner of 50% of the outstanding capital stock of Armus, as of December 31, 1997. At the end of 1998, Mr. Vegh was no longer a beneficial owner of Armus Corporation.

   The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                  EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

   In October, 1994, the Company entered into an employment agreement with Dr. Radlick which provides for, among other things, an annual salary of $175,000, bonus compensation as may from time to time be awarded by the Board of Directors and participation in all employee benefit plans sponsored by the Company. Additionally, if Dr. Radlick's employment is terminated other than for "good cause" (as defined in the employment agreement), Dr. Radlick shall immediately resign from all positions with the Company and enter into a six month consulting arrangement with the Company. Stock options held by Dr. Radlick would continue to vest over such six month period. Under this consulting arrangement, Dr. Radlick would be paid a consulting fee in an amount equal to the salary in effect at the time of his resignation, and would be eligible to continue to receive Company benefits. If Dr. Radlick were to obtain new employment during such period, the consulting fee payable to Dr. Radlick would be reduced by the amount of compensation payable to Dr. Radlick under such new arrangement.

   In May 1993, the Company entered into an employment agreement with Mr. Vegh which provides for, among other things, an annual salary, bonus compensation as may from time to time be awarded by the Board of Directors and participation in all employee benefit plans sponsored by the Company. Additionally, if Mr. Vegh's employment is terminated other than for "good cause" (as defined in the employment agreement), Mr. Vegh shall immediately resign from all positions with the Company and enter into a six month consulting arrangement with the Company. Stock options held by Mr. Vegh would continue to vest over such six month period. Under this consulting arrangement, Mr. Vegh would be paid a consulting fee in an amount equal to the salary in effect at the time of his resignation, and would be eligible to continue to receive Company benefits. If Mr. Vegh were to obtain new employment during such period, the consulting fee payable to Mr. Vegh would be reduced by the amount of compensation payable to Mr. Vegh under such new arrangement and the continued vesting of his option would terminate.

                            STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative total stockholder return data for the Company's stock since June 6, 1997 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (i) Cardima, Inc., (ii) the S&P Midcap Medical Products and Supplies Index and (iii) the Nasdaq National Market U.S. Composite Index. The graph assumes that $100 was invested on June 6, 1997, the date on which the Company completed the initial public offering of its Common Stock, in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a per share price of $7.00, the price to which such stock was first offered to the public by the Company on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

              COMPARISON OF FISCAL YEAR CUMULATIVE TOTAL RETURN *
      AMONG CARDIMA, INC., S&P MIDCAP MEDICAL PRODUCTS AND SUPPLIES INDEX
                AND NASDAQ NATIONAL MARKET U.S. COMPOSITE INDEX

                     COMPARISON OF CUMULATIVE TOTAL RETURN


                       [PERFORMANCE GRAPH APPEARS HERE]


   The information contained in the Stock Performance Graph shall not be deemed to be "soliciting material" or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.
--------
* Assumes $100 invested on June 6, 1997, the effective date of the Company's Initial Public Offering, in stock or index, including reinvestment of dividends. Fiscal year ending December 31, 1998.

                                                       6/6/97 12/31/97 12/31/98
                                                       ------ -------- --------
     Cardima, Inc.....................................  100      63       38
     S&P Midcap Medical Products and Supplies Index...  100     116      163
     Nasdaq National Market Total.....................  100     112      161

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 1998, all Reporting Persons complied with all applicable filing requirements.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   This Proxy Statement incorporates certain documents of the Company by reference that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner, to whom this Proxy Statement is delivered, upon oral or written request, without charge, directed to 47266 Benicia Street, Fremont, California 94538, Attention: Chief Financial Officer, Cardima, Inc., telephone number (510) 354-0300.

                                 OTHER MATTERS

   The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 IS BEING FURNISHED TO EACH SHAREHOLDER WITH THIS PROXY STATEMENT. IF NECESSARY, THE COMPANY WILL MAIL AN ADDITIONAL COPY, WITHOUT CHARGE, TO ANY STOCKHOLDER UPON WRITTEN REQUEST OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, 47266 BENICIA STREET, FREMONT, CALIFORNIA, 94538-7330.

                                          By Order of the Board of Directors,

                                          Ronald E. Bourquin
                                          Secretary

Fremont, California
April 30, 1999

                                                                      PROSPECTUS

                                 CARDIMA, INC.

                              ---------------------

                            1993 STOCK OPTION PLAN

                              ---------------------

     This Prospectus refers to 1,300,000 shares of Common Stock of Cardima, Inc. (the "Company") which are offered for sale to employees, including officers and
      -------
directors, and consultants of the Company or any subsidiary of the Company upon exercise of options to purchase shares of Common Stock granted or to be granted under the Company's 1993 Stock Option Plan. The terms and conditions of grants under the 1993 Stock Option Plan, including the price of the shares of Common Stock, are governed by the provisions of the Plan and the agreements thereunder between the Company and the participants.

                         THIS DOCUMENT CONSTITUTES PART
                      OF A PROSPECTUS COVERING SECURITIES
                        THAT HAVE BEEN REGISTERED UNDER
                          THE SECURITIES ACT OF 1933.


                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----

INTRODUCTION............................................................      1

RISK FACTORS............................................................      1

THE 1993 STOCK OPTION PLAN..............................................      2

RESTRICTIONS ON RESALE..................................................      8

INCORPORATION OF DOCUMENTS BY REFERENCE.................................      9


                  The date of this Prospectus is June 5, 1997

                                 CARDIMA, INC.

                             1993 STOCK OPTION PLAN

                                  INTRODUCTION
                                  ------------


     This Prospectus relates to 1,300,000 shares of Common Stock ("Common
                                                                   ------
Stock") of Cardima, Inc. (the "Company") issuable upon exercise of options
-----                          -------
granted or to be granted to optionees under its 1993 Stock Option Plan (the "1993 Stock Option Plan"). This Prospectus sets forth information concerning
------------------------
the 1993 Stock Option Plan and will be distributed to participating optionees pursuant to the Securities Act of 1933, as amended (the "Securities Act").
                                                         --------------
Certain terms used in this Prospectus with initial capital letters are defined in the 1993 Stock Option Plan.

     Additional information about the 1993 Stock Option Plan and its administration can be obtained by writing the Finance Department of the Company at its offices at 47266 Benicia Street, Fremont, California 94538, telephone no.
(510) 354-0300.


RISK FACTORS
------------

     For a discussion of certain factors that should be considered carefully in evaluating the Company and its business before purchasing the shares offered by this Prospectus, reference is made to the sections entitled "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Prospectus (the "Company's
                                                                   ---------
Prospectus") filed on June 6, 1997 with the U.S. Securities and Exchange
----------
Commission ("SEC") pursuant to Rule 424(b)(4) of the Securities Act.
             ---

     More recent information than that contained in the Company's Prospectus will be available after the Company files with the SEC its Annual Report on Form 10-K (the "10-K") for fiscal 1997 and future years. Readers of this Prospectus
           ----
should refer to Item 1, entitled "Business," which will be contained in the Annual Report. Readers should also refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" that will be contained in the Company's Annual Report to Stockholders for fiscal 1997 and future years and which will be included in the 10-K. In addition, readers should refer to Item 2, entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," that will be contained in the Company's Quarterly Reports on Form 10-Q, to be filed with the SEC at certain dates after the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
                                                  ------------

     Copies of each of the documents described above are available (or will be available) without charge from the Company through its Finance Department.

                           THE 1993 STOCK OPTION PLAN
                           --------------------------

General
-------

     The 1993 Stock Option Plan was adopted by the Board of Directors (the "Board") in June 1993 and approved by the stockholders in September 1993. A
------
total of 1,300,000 shares of Common Stock has been reserved for issuance under the 1993 Stock Option Plan. As of June 5, 1997, the date of this Prospectus, options to purchase 865,606 shares of Common Stock were outstanding under the 1993 Stock Option Plan and 28,121 shares had been issued upon exercise of previously granted options.

     The 1993 Stock Option Plan provides for grants to employees of the Company and any subsidiary of the Company (including officers and employee directors) of "incentive stock options" ("ISOs") within the meaning of Section 422 of the
                            ----
Internal Revenue Code of 1986, as amended (the "Code"), and for grants of
                                                ----
nonstatutory stock options ("NSOs") to employees (including officers and
                             ----
employee directors) and consultants (including non-employee directors) of the Company or any affiliate of the Company. See "Federal Income Tax Aspects of the 1993 Stock Option Plan" below for information concerning the tax treatment of incentive stock options and nonstatutory stock options.

     The 1993 Stock Option Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
                                                              -----

Purpose
-------

     The 1993 Stock Option Plan is intended to promote the interests of the Company by providing a method whereby eligible individuals who provide valuable services to the Company (or its parent or subsidiary corporations) may be offered incentives and rewards which will encourage them to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company and continue to render services to the Company (or its parent or subsidiary corporations).

     For purposes of the 1993 Stock Option Plan, the following provisions shall be applicable in determining the parent and subsidiary corporations of the
Company:

          (i) Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company shall be considered to be a PARENT corporation of the Company, provided each such corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (ii) Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a SUBSIDIARY of the Company, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Administration
--------------

     The 1993 Stock Option Plan is administered by the Company's Board of Directors or a committee of the Board (the "Administrator"). The 1993 Stock
                                            -------------
Option Plan is currently being administered by the Board of Directors, except that, with respect to executive officers of the Company (including executive officers who are also directors), the 1993 Stock Option Plan is being administered by the Board of Directors, or a designated committee thereof. The Administrator may determine the terms of the options granted, including the exercise price, the number of shares subject to each option and the exercisability of the option. The Administrator also has the full power to select the individuals to whom options will be granted and to make any combination of grants to any participants. The Administrator's interpretation and construction of any provision of the 1993 Stock Option Plan are final and binding upon all participants.

     Members of the Board receive no additional compensation for their services in connection with the administration of the 1993 Stock Option Plan. All directors currently hold office until the annual meeting of stockholders of the Company following their election, or until their successors are duly elected and qualified. Directors may be removed from office by the vote or written consent of the majority of outstanding shares pursuant to the provisions of Section 141(k) of the Delaware General Corporation Law.

Securities to be Purchased
--------------------------

     The security to be purchased under the 1993 Stock Option Plan is Common Stock, $0.001 par value, of the Company. Each share of such Common Stock entitles the holder to one vote on matters submitted to a vote of the stockholders, a pro rata share of such dividends as may be declared on the Common Stock and a pro rata share of assets remaining available for distribution to stockholders upon a liquidation of the Company. Such Common Stock is not convertible and has no preemptive rights. While the Board of Directors has authority, within certain limitations, to issue shares of Preferred Stock which would have one or more preferences over the Common Stock, no Preferred Stock is currently outstanding and the Company has no present plans to issue any Preferred Stock.

Eligibility
-----------

     The 1993 Stock Option Plan provides that incentive stock options may be granted only to employees (including officers and employee directors) of the Company or any subsidiary of the Company, while nonstatutory stock options may be granted not only to employees (including officers and employee directors), but also consultants (including non-employee directors) of the Company or any subsidiary of the Company.

     The 1993 Stock Option Plan does not set either a maximum or minimum number of shares of Common Stock which may be granted under options to any person, other than the annual per employee limitation set forth in "Limitation on Grants to Employees," below. However, no employee may be granted incentive stock options that first become exercisable (i.e., that vest) in any calendar year for Common Stock
                    ---
having a total fair market value, determined at time of grant, in excess of $100,000. To the extent options have been issued to a person that exceed the $100,000 limit, such excess options are treated as nonstatutory options. See "Federal Income Tax Aspects of the 1993 Stock Option Plan" below.

Terms and Conditions of Options
-------------------------------

     Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following terms and conditions:

          (a) Exercise of the Option.  The Administrator determines when options
              ----------------------
may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering of payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Administrator, and such form of consideration may vary for each option. Each optionee should refer to his or her individual option agreement for information as to the exercisability and form of consideration applicable to his or her option.

          (b) Exercise Price and Consideration.  The option exercise price may
              --------------------------------
not be less than 100% of the fair market value of the Common Stock on the date of grant; provided, however, that nonstatutory stock options may be granted to persons other than the Company's Chief Executive Officer and its other four most highly compensated officers whose compensation is required to be reported to stockholders under the Exchange Act at exercise prices of not less than 85% of the fair market value on the date the option is granted. In the case of an incentive stock option granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, the option exercise price for each share covered by such option may not be less than 110% of the fair market value of a share of Common Stock on the date of grant of such option.

     The Administrator of the 1993 Stock Option Plan determines the fair market value of the Common Stock. As long as the Common Stock of the Company is trading on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") (as of the date of this
                                           ------
Prospectus, the Common Stock was traded on the Nasdaq National Market), the fair market value of a share of Common Stock of the Company shall be the closing sales price for such stock as quoted on such system on the date of determination (if for a given day no sales were reported, the closing sale price on the last preceding date shall be used), as such price is reported in The Wall Street Journal or such other source the Administrator deems reliable.

     The consideration to be paid for shares issued on exercise of options granted under the 1993 Stock Option Plan, including the method of payment, is determined by the Administrator (in the case of incentive stock options, such determination shall be made at the time of grant) and may consist entirely of cash, check, shares of Common Stock which have been beneficially owned by the optionee for at least six months or which were not acquired directly or indirectly from the Company, with a fair market value on the exercise date equal to the aggregate exercise price of the shares purchased, authorization from the Company to retain from the total number of shares as to which the option is exercised a number of shares having a fair market value on the exercise date equal to the aggregate exercise price of the shares issued, or delivery of a properly executed notice and irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price. The Administrator may also authorize payments by any combination of the above methods or any other consideration and method of payment, including promissory notes, permitted by law.

          (c) Termination of Status As an Employee or Consultant.  In the event
              --------------------------------------------------
of termination of an optionee's employment or consulting relationship with the Company for any reason other than death or permanent disability, the optionee may still exercise his or her option to the extent that he or she was entitled to exercise it at the date of termination, but such exercise must be made within three months and may not be made later than the date of expiration of the term of the option as set out in the option agreement.

          (d) Disability.  If an optionee is unable to continue his or her
              ----------
employment or consulting relationship with the Company as a result of his or her permanent disability, an option may be exercised (to the extent it was exercisable upon the date of termination) within twelve months of termination (if not permanent, six months), but an option may not be exercised later than the date of expiration of the term of the option as set out in the option agreement.

          (e) Death.  If an optionee should die while employed, the optionee's
              -----
estate or a person who has acquired the right to exercise the option by bequest or inheritance may exercise the option at any time within twelve months after the date of death (but not later than the date of expiration of the term of the option as set out in the option agreement). The option shall be exercisable to the extent that the right to exercise had accrued as of the date of death.

          (f) Term of Options.  The term of an option is determined by the
              ---------------
specific option agreement. Incentive stock options may not have a term of more than 10 years. Furthermore, the maximum term for an option granted to an optionee who immediately before the grant of such option owns more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary is five years. No option may be exercised by any person after its term expires.

          (g) Limitation on Grants to Employees.  Subject to adjustment as
              ---------------------------------
provided in the 1993 Stock Option Plan, the maximum number of shares which may be subject to options granted to any one employee under the 1993 Stock Option Plan during any fiscal year of the Company is 500,000 shares.

          (h) Option Not Transferable.  An option is nontransferable by the
              -----------------------
optionee other than by will or the laws of descent and distribution. An option is exercisable during the optionee's lifetime only by the optionee and in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

          (i) Acceleration of Options.  In the event of a sale of all or
              -----------------------
substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option granted under the 1993 Stock Option Plan shall automatically accelerate so that each such option shall, immediately prior to such transaction, become fully exercisable and vested.

          (j) Other Provisions.  The option agreement may contain other terms,
              ----------------
provisions and conditions as may be determined by the Administrator as long as they are consistent with the 1993 Stock Option Plan. The Administrator has the authority to extend the period of time for which an option will remain exercisable following termination of employment as set forth above, except in the event of death.

Adjustments upon Changes in Capitalization
------------------------------------------

     In the event any change such as a stock split or dividend is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price, the number of shares subject to each option, the annual pre-employee grant limitation, as well as in the number of shares available for issuance under the 1993 Stock Option Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate immediately prior to the consummation of such proposed action unless otherwise provided by the Administrator. The Administrator may declare that any option shall terminate as of a date fixed by the Administrator and give each optionee the right to exercise his or her option as to all or any part of the shares subject to the option, including shares as to which the option would not otherwise be exercisable.

Amendment and Termination of the Plan
-------------------------------------

     The Board may amend the 1993 Stock Option Plan at any time or from time to time or may terminate it without approval of the stockholders, except that stockholder approval is required for any amendment to the 1993 Stock Option Plan that increases the number of shares which may be issued under the 1993 Stock Option Plan, modifies the standards of eligibility or changes the limitation on grants to employees. However, no action by the Board or stockholders may alter or impair any option previously granted under the 1993 Stock Option Plan, unless mutually agreed otherwise between the optionee and the Board in a writing signed by the optionee and the Company. The 1993 Stock Option Plan shall terminate in 2003. Any options outstanding at that time under the 1993 Stock Option Plan shall remain outstanding until they expire their own terms.

Federal Income Tax Aspects of the 1993 Stock Option Plan
--------------------------------------------------------

     The following is a brief summary of the United States federal income tax consequences of transactions under the 1993 Stock Option Plan based on federal securities and income tax laws in effect as of the date of this Prospectus (which laws could change at any time hereafter). This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or other country in which an optionee may reside. This summary does not purport to be complete. The Company advises all optionees to consult their own tax advisors concerning tax implications of option grants and exercises, and the disposition of shares acquired upon such exercise, under the 1993 Stock Option Plan.

     Options granted under the 1993 Stock Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options.

     If an option granted under the 1993 Stock Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no regular tax liability upon its exercise, although the exercise of an incentive stock option may give rise to alternative minimum tax (see below). The Company will not be allowed a deduction for federal income tax purposes as result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after transfer of the shares to the optionee, any gain will be treated as long-term capital gain. If both of these holding periods are not satisfied (a "disqualifying disposition"), the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such a disqualifying disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a disqualifying disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. Currently, tax on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28% for federal income tax purposes, whereas other income is taxable at federal tax rates of up to 39.6% (although various proposals are currently under consideration which could change these rates). Capital losses are allowed in full against capital gains plus $3,000 of other income.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, under U.S. tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or 10% stockholder of the Company, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon sale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

Alternative Minimum Tax
-----------------------

     As noted above, the exercise of an incentive stock option may subject the optionee to the alternative minimum tax ("AMT") under Section 55 of the Code.
                                          ---
The AMT is calculated for federal tax purposes by applying a tax rate of 26% to alternative minimum taxable income up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum income above $175,000. Alternative minimum taxable income for federal tax purposes is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exclusion of $45,000 for joint returns and $33,750 for individual returns (with the exclusion amount phased out for upper-income taxpayers).

     In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to a nonstatutory stock option, as described above. Because the AMT rules are complex and their effects depend upon the personal circumstances of each taxpayer, an optionee should consult his or her own tax advisor prior to exercising an incentive stock option.

     If an optionee pays AMT, the amount of such AMT may be carried forward as a credit against any subsequent year's regular tax in excess of the AMT.

Payments in Respect to a Change of Control
------------------------------------------

     The 1993 Stock Option Plan provides for the automatic acceleration of the vesting of options in the event of the Company's merger with another corporation or sale of all or substantially all of its assets. Such acceleration may cause part or all of the consideration involved to be treated as a "parachute payment" under the Code, which may subject the recipient thereof to a 20% excise tax and which may not be deductible by the Company.

RESTRICTIONS ON RESALE
----------------------

     The officers and directors of the Company eligible to participate in the 1993 Stock Option Plan may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act. Common Stock acquired under the 1993 Stock Option Plan by an affiliate may only be reoffered or resold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act. Such reoffers or resales may not be made pursuant to this Prospectus. In addition, all officers and directors must comply with the Company's Insider Trading Program and also comply with the requirements of Section 16 of the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE
---------------------------------------

     This Prospectus incorporates by reference the following documents that have been filed by the Company with the Securities and Exchange Commission, or portions of such documents:

     1. The Company's Prospectus filed on June 6, 1997 pursuant to Rule 424(b)(4) promulgated under the Securities Act;

     2. Items 1 and 2 of the Company's Registration Statement on Form 8-A filed on April 22, 1997 pursuant to Section 12 of the Exchange Act.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, copies of the documents described above and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (including Annual Reports, Forms 10-K and 10-Q and Proxy Statements) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, all of which are hereby incorporated in this Prospectus by reference, effective upon the filing date of such documents. Requests for such copies, or additional information regarding the 1993 Stock Option Plan and its administration should be directed to the Company's Finance Department.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  AND MAY BE REVOKED PRIOR TO ITS EXERCISE

                                CARDIMA, INC.

The undersigned hereby appoints Phillip C. Radlick, Ph.D. and Ronald E. Bourquin proxies with power to act without the other and with power of substitution, and hereby authorizes each of them to represent and vote all the shares of stock of Cardima, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held June 23, 1999, or any adjournment or postponement thereof.

      The Board of Directors recommends a vote "FOR" Items 1, 2 and 3.

Unless contrary instructions are given below, this Proxy shall be voted according to the recommendations of the Board of Directors.

                                                                                                              WITHHELD
        Item 1:  ELECTION OF DIRECTORS                                                          FOR ALL       FOR ALL

        Michael J.F. Du Cros     Neville J. Jeharajah     Phillip C. Radlick, Ph.D.               [_]            [_]
        Gabriel B. Vegh          Charles P. Waite, Jr.

WITHHELD FOR  (Write that nominee's name.)___________________________________________________________________

        Item 2:  RATIFICATION OF THE COMPANY'S 1993 STOCK OPTION PLAN
                                                                                               FOR      AGAINST      ABSTAIN
        The Board recommends a vote for ratification of  the Company's 1993 Stock              [_]        [_]          [_]
        Option Plan to increase the numbers of shares reserved for issuance thereunder by 2,000,000.

        Item 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                                                                               FOR      AGAINST      ABSTAIN
        The Board recommends a vote for ratification of the appointment of Ernst &             [_]        [_]          [_]
        Young LLP as the Company's independent auditors for the fiscal year ending
        December 31, 1999.

                                                                            I PLAN TO ATTEND MEETING   [_]

                                                                            Dated:_____________________________________________

                                                                            ___________________________________________________
                                                                                                Signature(s)
                                                                            Note:  Please sign as name appears hereon. Joint owners
                                                                            must each sign. When signing as attorney-in-fact,
                                                                            executor, administrator, trustee or guardian, please
                                                                            give full title as such.